Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SCIQUEST, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     SciQuest, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY:
     1. The name of the Corporation is SciQuest, Inc.
     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 16, 1999.
     3. This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
“ARTICLE I
     The name of the corporation is SciQuest, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).
ARTICLE IV
     The total number of shares of all classes of capital stock that the Corporation is authorized to issue is fifty-five million shares, consisting of (i) fifty million shares of common stock, $0.001 par value per share, (“Common Stock”) and (ii) five million shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 222,073 shares shall be designated as Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”). Each issued and outstanding share of Preferred Stock as of the filing date of this

Second Amended and Restated Certificate of Incorporation shall be designated as Series A Preferred Stock.
     Effective as of the date and time this Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each two shares of outstanding Common Stock shall be combined into one share of Common Stock as described herein (the “Reverse Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Split. All shares of Common Stock that are held by a stockholder shall be aggregated for purposes of the Reverse Split, and in lieu of any interest in a fractional share of Common Stock that may remain following such aggregation, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Corporation’s Board of Directors), rounded up to the nearest whole $0.01. All share and per share numbers in this Second Amended and Restated Certificate of Incorporation are stated after giving effect to the Reverse Split. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock shall not be adjusted in connection with the Reverse Split, and after the Reverse Split the par value of the Common Stock shall remain at $0.001.
     A. Common Stock.
          1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Corporation’s Board of Directors (the “Board of Directors”) upon any issuance of Preferred Stock of any series.
          2. Voting. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders of the Corporation. There shall be no cumulative voting.
          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
          3. Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends or other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
          4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis.
     B. Preferred Stock.

          1. Designation of Series of Preferred Stock. Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
     The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
          2. Rights, Preferences and Privileges of the Series A Preferred Stock.
               (A) Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of equity securities of the Corporation, including the Common Stock. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution or winding up), including the Common Stock, are collectively referred to herein as the “Junior Securities.” All equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the “Parity Securities.” The respective definitions of Junior Securities and Parity Securities shall also include any warrants, rights or options exercisable for any of the Junior Securities and Parity Securities, as the case may be.
               (B) Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate per share of 8% of the Accreted Value per annum (calculated in each of the Corporation’s fiscal quarters at a quarterly rate of 2.0%). “Accreted Value” means, with respect to each share of Series A Preferred Stock, $100, as adjusted from time to time pursuant to Article IV.B.2(B)(2).

          (1) Dividends not declared shall nonetheless continue to cumulate and accrue. Accrued dividends will compound quarterly in arrears on the last day of each fiscal quarter. The amount of accrued dividends for any period that is shorter than a full fiscal quarter shall be computed based on the number of days elapsed during that quarter.
          (2) All accrued dividends shall be added to the Accreted Value for all purposes (subject to the quarterly compounding provision of Article IV.B.2(B)(1)) until they are declared and paid.
          (3) Dividends shall begin to accrue on July 28, 2004, except that dividends on any amounts added to the Accreted Value pursuant to Article IV.B.2(B)(2) shall begin to accrue pursuant to the compounding provision of Article IV.B.2(B)(1).
               (C) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, prior and in preference to any distribution or setting apart of any of the assets or funds of the Corporation to the holders of the Junior Securities by reason of their ownership of such stock, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held by them an amount in cash equal to the Accreted Value, including accrued and unpaid cumulative dividends in accordance with Article IV.B.2(B). Except as provided in the preceding sentence, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution, or winding up of the affairs of the Corporation.
          (1) If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock of the full aforementioned preferential amount, then the entire assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock.
          (2) Notwithstanding anything to the contrary herein, any Merger Event shall be deemed a liquidation, dissolution or winding up of the Corporation under this Restated Certificate of Incorporation. “Merger Event” means (i) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, whether or not the Corporation is the surviving entity, but excluding (a) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (b) any merger or consolidation as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) more than 50% of the voting power of the entity surviving the merger or consolidation (or other entity that controls the surviving corporation and is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) or (ii) the sale or transfer, directly or indirectly (including through the sale of assets by the Corporation’s subsidiaries), of all or substantially all of the consolidated assets of the Corporation to a Person that is not an Affiliate of the Corporation prior to such sale or transfer.
               (D) Redemption.
          (1) Optional Redemption. As and to the extent permitted by law and to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at the option of the Board of Directors, redeem for cash shares of Series A Preferred Stock, at any time in whole or from time to time in part, at a redemption price per share equal to the Accreted Value, including accrued and unpaid cumulative dividends in accordance with Article IV.B.2(B), through the date fixed for redemption (the “Redemption Price”). If less than all of the shares of Series A Preferred Stock are to be redeemed, the selection of shares for redemption shall be made pro rata.
          (2) Redesignation of Redeemed or Repurchased Shares of Series A Preferred Stock. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares repurchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Series A Preferred Stock undesignated as to series or may be redesignated and reissued as part of any series of Series A Preferred Stock.
          (3) Full Dividends on Redeemed Shares. Notwithstanding the foregoing provisions of this Article IV.B.2(D), unless full cumulative dividends (whether or not declared) on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or prior to the applicable redemption date, none of the shares of Series A Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series A Preferred Stock are redeemed pro rata.
          (4) Mechanics of Redemption. In the event of the redemption of shares of Series A Preferred Stock, the Corporation shall send via first class mail, postage prepaid, a notice of redemption (the “Redemption Notice”) to each holder of record of shares of Series A Preferred Stock addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, then at the place where the principal executive office of the Corporation is located, not earlier than 60 nor later than 10 days before such payment is due. The Redemption Notice shall state:
     (i) in the case of any redemption, whether all or less than all the outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of such Series A Preferred Stock being redeemed;
     (ii) the number of shares of Series A Preferred Stock held by the holder that the Corporation will redeem;
     (iii) the date fixed for redemption and the price at which the shares of Series A Preferred Stock are to be redeemed;

     (iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and
     (v) that dividends on shares to be redeemed will cease to accrue on the date fixed for redemption.
     If funds are available on the date fixed for the redemption, then whether or not the stock certificate or certificates are surrendered for payment of the Redemption Price, the shares of Series A Preferred Stock shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled only to receive the redemption price without interest upon surrender of the stock certificate or certificates. If less than all the shares represented by one stock certificate are to be redeemed, the Corporation shall issue a new stock certificate for the shares not redeemed.
               (E) Voting.
          (1) General. Except as otherwise required by Delaware Law or the Stockholders Agreement, dated as of July 28, 2004, among the Corporation, SciQuest Holdings, Inc., Trinity Ventures VII, L.P., Trinity VII Side-By-Side Fund, L.P., Trinity Ventures VIII, L.P., Trinity VIII Side-By Side Fund, L.P., Trinity VIII Entrepreneurs’ Fund, L.P., Intersouth Partners V, L.P., Intersouth Affiliates V, L.P., Intersouth Partners VI, L.P. and certain other persons named therein (the “Stockholders Agreement”), the holders of shares of Series A Preferred Stock shall not be entitled to any voting rights. Except as expressly required under Delaware Law or the Stockholders Agreement, on any matter on which holders of shares of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote per share, voting as a single class.
          (2) Approval by Series A Preferred Stock. The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series A Preferred Stock then outstanding:
     (i) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Series A Preferred Stock;
     (ii) take any step resulting in the payment of a dividend or distribution on or redemption of shares of Parity Securities or Junior Securities unless the only payment made by the Corporation consists of Junior Securities;
     (iii) amend, alter, repeal or waive any provision of this Restated Certificate of Incorporation so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; or
     (iv) amend or terminate this Article IV.B.2(E).
ARTICLE V

     A. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     B. Number of Directors; Written Ballot Not Required. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of directors shall be fixed by the Board of Directors. Election of Directors need not be by written ballot, except as provided in the Bylaws of the Corporation (which, as used herein, shall mean the bylaws of the Corporation, as amended from time to time).
     C. Classification of Directors. Subject to the rights of holders of any series of Preferred Stock then outstanding, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The allocation of directors among classes shall be determined by resolution of the Board of Directors.
     D. Terms of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, each director shall serve for a term ending on the date that is the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders, and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders; provided, further, that the term of each director shall continue until the election and qualification of such director’s successor and be subject to such director’s earlier death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.
     E. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of such director’s successor and to such director’s earlier death, resignation or removal.
     F. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     G. Quorum. Subject to Section E of this Article V, a majority of the total number of directors shall constitute a quorum for the transaction of business except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors then in office shall constitute a quorum; provided that such majority shall constitute at least one-third (1/3) of the total number of directors. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice.
     H. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.
     I. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.
     J. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock then outstanding, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII
     The Corporation shall provide indemnification as follows:
     A. Indemnification. Each person who was or is a party or is threatened to be made a party to any action, suit, claim or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith or any appeal therefrom and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section D of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
     B. Advancement of Expenses. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding or any appeal therefrom in advance of its final disposition. Such advances shall be paid by the Corporation upon receipt by the Corporation of a written statement or statements from the claimant requesting such advance or advances and an undertaking by or on behalf of such claimant to repay all amounts so advanced in the event that it shall ultimately be determined that such claimant is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such undertaking shall be accepted without reference to the financial ability of the claimant to make such repayment.
     C. Procedure for Indemnification. To obtain indemnification under this Article VII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section C, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the proceeding for which indemnification is claimed a Change in Control (as defined below), in which case the

Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 30 days after such determination. If a claimant is successful, in whole or in part, in any suit brought against the Corporation to recover the unpaid amount of any written claim to indemnification, the claimant shall be entitled to be paid also the expense of prosecuting such claim.
     D. Remedies. If a claim under Section A of this Article VII is not paid in full by the Corporation within 30 days after a written claim pursuant to Section C of this Article VII has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding or any appeal therefrom in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     E. Obligation to Indemnify. If a determination shall have been made pursuant to Section C of this Article VII that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section D of this Article VII.
     F. Partial Indemnification. If a claimant is entitled under any provision of this Article VII to indemnification by the Corporation for some or a portion of the expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) reasonably incurred or suffered by such claimant in connection with any proceeding or any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such claimant for the portion of such expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) to which such claimant is entitled.
     G. Preclusion from Challenging Article VII. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section D of this Article VII that the procedures and presumptions of this Article VII are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VII.

     H. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or otherwise. Nothing contained in this Article VII shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VII.
     I. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section A of this Article VII, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.
     J. Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent or class of employees or agents of the Corporation (including the heirs, executors, administrators or estate of each such person) to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     K. Validity of Article VII. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
     L. Definitions. For purposes of this Article VII:
          1. “Change in Control” shall be deemed to occur only if a majority of the members of the Board of Directors shall not be (i) individuals elected as directors of the Corporation for whose election proxies shall have been solicited by the Board of Directors or (ii) individuals elected or appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships.

          2. “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
          3. “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article VII.
     M. Subsequent Amendment. No amendment, termination or repeal of this Article VII or the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any claimant to indemnification under the provisions hereof with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
ARTICLE VIII
     The stockholders of the Corporation may not take any action by written consent in lieu of a meeting and must take any actions at a duly called annual or special meeting of stockholders. The power of stockholders to consent in writing without a meeting is specifically denied.
ARTICLE IX
     Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
ARTICLE X
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V, VI, VII, VIII, IX or X of this Certificate of Incorporation.”
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     IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ___ day of September, 2010.

SCIQUEST, INC.
By:
Name:	Stephen J. Wiehe
Title:	Chief Executive Officer